DNB Financial Corporation

For further information, please contact:
Bruce Moroney
CFO/Executive Vice-President
484-359-3153	FOR IMMEDIATE RELEASE
bmoroney@dnbfirst.com	(OTC Bulletin Board Symbol: DNBF)

DNB Financial Corporation
Announces Fourth Quarter and 2005
Earnings

(February 1, 2006 - Downingtown, PA) DNB Financial Corporation (“DNB”), parent of DNB First, National Association (the “Bank”) today reported results for the fourth quarter and year-to-date earnings for its fiscal year ending December 31, 2005.

For the year ended December 31, 2005, DNB reported net income of $2.15 million, an increase of $1.85 million from the $298,000 reported for the year ended December 31, 2004, or $1.00 per share versus $0.14 per share, respectively, on a fully diluted basis. Net income for the fourth quarter of 2005 was $844,000 versus a net loss of $1.80 million for the same period in 2004, or $0.38 per share versus ($0.86) per share, respectively, on a fully diluted basis. The fourth quarter results in 2005, and consequently the full-year results, benefited from a $206,000 tax benefit recognized on the sale/leaseback of two properties used for the Bank’s operations. The fourth quarter loss in 2004, as well as the reduced full-year earnings for 2004, were attributable to a $2.35 million other-than-temporary impairment charge taken on Government Agency Securities and a $250,000 charge taken in connection with the retirement of DNB’s former President and Chief Executive Officer, each of which was taken in the fourth quarter of 2004..

Interest income rose in 2005 to $23.43 million from the $20.22 million reported in 2004. The $3.21 million increase was a result of growth in the loan and lease portfolio as well as a 49 basis point improvement in the yield on interest earning assets. The average balance of loans and leases was $259.08 million in 2005 with an average yield of 6.55% compared to $218.51 million in 2004 with an average yield of 6.36%. Management continues to focus on underwriting standards and monitoring asset quality as indicated by DNB’s ratio of non-performing loans to total loans of .47% at December 31, 2005.

Interest expense for 2005 was $9.31 million compared to $6.83 million in 2004. The increase of $2.48 million resulted from higher average balances on deposits as well as a higher cost of funds on interest-bearing liabilities. DNB had $320.62 million of average deposits in 2005 compared to $301.13 million for 2004 with an average rate of 1.41% versus .89%, respectively. The composite cost of funds was 2.22% and 1.72% for the same respective periods.

Non-interest income increased by $1.76 million from $594,000 in 2004 to $2.36 million in 2005. This was primarily due to the $2.35 million impairment recognized in the fourth quarter of 2004 (discussed above). In addition, DNB restructured its investment portfolio in the first quarter of 2005 and reported a $699,000 pre-tax loss on the sale of securities. The increase in non-interest income was also partly due to higher levels of commissions earned on the sales of annuities and mutual funds, coupled with additional service charges on deposit accounts.

Non-interest expense for 2005 was $14.41 million compared to $13.18 million in 2004. This is a result of DNB’s substantial investment in key staff, principally revenue-producing personnel, which accounted for the $1.23 million increase.

DNB completed a successful equity placement in 2005 raising $5.6 million with the sale of 265,730 common shares. The number of fully diluted shares at December 31, 2005 was 2.38 million versus 2.09 million at December 31, 2004. Book value per share at December 31, 2005 was $13.07 in comparison to a book value of $11.98 at the end of 2004. DNB Financial Corporation’s shares are traded on the OTC Bulletin Board under the symbol: DNBF.

Assets increased $31.60 million to $472.66 million at December 31, 2005, compared to $441.06 million at December 31, 2004. During this period, investment securities declined $23.02 million to $146.75 million, while the loan and lease portfolio grew $55.55 million to $288.13 million. Deposits increased $16.48 million to $339.63 million at December 31, 2005.

“With both a new image and the addition of key personnel, 2005 was a rebuilding year for DNB. I am extremely proud of the progress and the long-term strategic plan we’ve implemented in 2005,” said William S. Latoff, Chairman and CEO of DNB. “One of our achievements was putting in place a great lending team, which produced a 24% growth in our loan portfolio. We also added a full-service branch in West Chester, a loan production office in Newtown Square, which has deposit-gathering capabilities, and made great strides in our retail delivery and wealth management areas. I look forward to continued growth in 2006 both for our customers and shareholders.”

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a $473 million community bank headquartered in Downingtown, Pennsylvania. Founded in 1860, DNB First is the oldest independent bank in Chester County, with ten full service and two limited service offices. In addition to a broad array of consumer banking products, DNB offers commercial and construction lending, commercial leasing, cash management, brokerage and insurance through DNB Financial Services, and trust services through DNB Advisors. We invite our customers and shareholders to visit our website at http://www.dnbfirst.com.

This press release contains statements that are not of historical facts and may pertain to future operating results or events or management’s expectations regarding those results or events. These are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts. When used in this press release, the words “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, or words of similar meaning, or future or conditional verbs, such as “will”, “would”, “should”, “could”, or “may” are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are either beyond our control or not reasonably capable of predicting at this time. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements. Readers of this press release are accordingly cautioned not to place undue reliance on forward-looking statements. DNB disclaims any intent or obligation to update publicly any of the forward-looking statements herein, whether in response to new information, future events or otherwise.

DNB Financial Corporation
Summary of Financial Statistics
(Dollars in thousands, except per share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2005	2004	2005	2004

EARNINGS:
Interest income	$6,324	$5,253	$23,427	$20,217
Interest expense	2,690	1,789	9,313	6,833
Net interest income	3,634	3,464	14,114	13,384
Provision for credit losses	(120)	-	-	-
Non-interest income	780	(1,725)	2,356	594
Non-interest expense	3,754	3,539	14,411	13,177
Net income (loss) before income taxes	780	(1,800)	2,059	801
Income tax (benefit) expense	(64)	5	(89)	504
Net income (loss) after income taxes	844	(1,805)	2,148	297
Net income (loss) per share, diluted*	$0.38	($0.86)	$1.00	$0.14

PERFORMANCE RATIOS:
Interest rate spread	3.32%	3.48%	3.35%	3.35%
Net interest margin	3.39%	3.50%	3.41%	3.41%
Return on average equity	12.11%	(7.87%)	8.31%	1.16%
Return on average assets	0.73%	(1.65%)	0.48%	0.07%

	December 31
	2005	2004

FINANCIAL POSITION:
Total assets	$472,662	$441,059
Loans and leases	288,130	232,577
Deposits	339,627	323,144
Borrowings	99,880	90,643
Stockholders' equity	30,931	24,738

EQUITY RATIOS:
Tier 1 leverage ratio	8.78%	6.75%
Risk-based capital ratio	14.02%	11.97%
Book value per share*	$13.07	$11.98

* All per share amounts have been restated to reflect the 5% stock dividend paid in December 2005.